Exhibit 10.4(c)

SUMMARY OF NON-EMPLOYEE DIRECTORS’ COMPENSATION

March 1, 2007

The Nominating/Corporate Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Blockbuster does not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors. As of the date hereof, non-employee directors receive the following compensation for their services on the Board. Directors’ compensation is subject to change from time to time.

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Annual Retainer Fee—The annual retainer fee is $100,000. Of the $100,000, $50,000 is to be paid in shares of our Class A common stock that is non-transferable for one year after it is paid. The other $50,000 is to be paid in cash. The stock portion of the retainer fee is paid semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of Blockbuster Class A common stock on the date of issuance. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

On May 1, 2006, the Board changed the cash portion of the Board’s annual retainer from $50,000 per year to $15,000 per year for the one-year period from May 25, 2006 to May 24, 2007. On May 25, 2007, the amount of the cash portion of the Board’s annual retainer will revert back to $50,000.

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Retainer Fee for Committee Chairs—The annual cash retainer fee for (1) the Chair of the Audit Committee is $10,000, (2) the Chair of the Compensation Committee is $7,500, and (3) the Chair of the Nominating/Corporate Governance Committee is $7,500. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

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Meeting Fees—Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement—Directors are also reimbursed for their expenses incurred in connection with their service on the Board or any committee of the Board.

Non-employee directors may also receive additional fees from time to time for site visits, for attending business meetings to which a director is invited as a representative of Blockbuster or for serving on any special Board committees. To the extent applicable, any such additional fees will be determined by on a case-by-case basis.

Currently, the equity portion of the Board’s annual retainer is issued pursuant to the Blockbuster Inc. Compensation Plan for Non-Employee Directors, which was approved by our stockholders on July 20, 2004. This plan provides that the total number of shares of stock that may be distributed under the plan is 200,000. It is currently anticipated that this authorized share limit will be exhausted in connection with the next semi-annual grant to directors in July of 2007. As a result, the Board approved certain amendments to the director compensation program, including (1) upon exhaustion of the authorized share limit as discussed above, the equity portion of the Board’s annual retainer will consist solely of restricted stock units, settleable on a one-for-one basis in shares of Blockbuster Class A common stock, which restricted stock units will be issued pursuant to the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan and/or the Blockbuster Inc. Amended and Restated 2004 Long-Term Management Incentive Plan, which plans were approved by our stockholders on July 20, 2004, and (2) also upon exhaustion of the authorized share limit as discussed above, directors will be allowed to make annual elections to defer some or all of each following year’s cash compensation (or in the case of new directors, current year cash compensation) in additional restricted stock units.